Fiscal Year 2007
Executive Bonus Agreement
Pursuant to the 2003 Performance Award Plan
July 1, 2007– June 30, 2007

Name:	[Insert Name]	Job Title:	[Insert title]

INTRODUCTION

This guide provides a summary of the Executive Bonus Plan for July 1, 2006 – June 30, 2007.

The plan provides a lump-sum cash payment following the completion of fiscal year 2007 for achievement of annual budgeted operating profit and other goals based on predetermined performance and award schedules.

PERFORMANCE MEASURES

Plan participants are measured on the degree to which the company achieves its Budgeted Operating Profit goal during the fiscal year

AWARD DETERMINATION AND SIZE OF AWARDS

The plan operates under a “target award” framework, where participants have a bonus target as a percentage of base pay, and earn awards based on the degree to which performance goals are achieved. Target and Maximum awards are:

Award as % of Annual Base Pay

Target

[Insert Target]%

Maximum

[Insert Maximum]%

Award calculation is based on a percentage of a participant’s annual base salary in effect at the end of the fiscal year (or, if the participant transfers to another job within the company during the fiscal year, the end of the participant’s employment in this job, as applicable).

1.	Operating Profit “Gate.” Actual operating profit for the fiscal year must be 90% or more of budget to achieve a bonus award.

2.	Regulatory Compliance Performance “Gate.” The company must receive an annual average compliance audit score of “3” or better to achieve a bonus award.

3.	Award Schedules. A plan participant may receive a bonus award for achievement of specific Operating Profit performance goals measured at the end of the fiscal year, as specified in the following chart:

•

• Performance Measure:

	% of Operating Profit Goal Achieved	% of Target Bonus Earned	Bonus as % of Annual Base Pay
Maximum	130.0%	200.0%	[___]	%

	125.0%	183.0%	[___]	%

	120.0%	167.0%	[___]	%

	115.0%	150.0%	[___]	%

	110.0%	133.0%	[___]	%

	105.0%	117.0%	[___]	%

Target	100.0%	100.0%	[___]	%

	98.0%	88.0%	[___]	%

	96.0%	76.0%	[___]	%

	94.0%	64.0%	[___]	%

	92.0%	52.0%	[___]	%

	90.0%	40.0%	[___]	%

	90.0%	0.0%	[___]	%

•	Awards for performance between levels shown are calculated using interpolation between points.

OTHER INFORMATION

If an employee starts in the position after the start of the fiscal year or leaves the position before the end of the fiscal year but remains employed by the company, goals and performance will be based on the full fiscal year, but awards will be pro-rated based on the number of full calendar months the employee is in the position. Awards are paid within 90 days following the end of the fiscal year. Plan participants must be employed at the time of award payout to receive an award payout.

The company reserves the right to suspend, modify or terminate this plan at any time. For example, the company may reduce, suspend, modify or eliminate the payment of any quarterly bonus earned if significant regulatory and/or business practices are found to be out of compliance by the company’s executive management team.

The company also reserves the right to adjust bonus plan performance targets upon the occurrence of unusual or extraordinary events. Nothing in this document is to be construed to guarantee its continuation in this or any future years.

The company’s Board of Directors will make the final decision regarding any disputed bonus computation or award.

REQUEST FOR PLAN PARTICIPANT SIGNATURE

Please sign and return this document to Corporate Human Resources.

[Insert Name]

Employee Signature

Jack Massimino

Chief Executive Officer